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                                                                      EXHIBIT 21


                             PAINE WEBBER GROUP INC.
                         SUBSIDIARIES OF THE REGISTRANT


The following are subsidiaries of Paine Webber Group Inc. (the "Company") as of December 31, 1999 and the states or jurisdictions in which they are organized. The names of certain subsidiaries have been omitted because, in the aggregate, they do not constitute a significant subsidiary as of the end of the year covered by this report. In each case, 100% of the voting securities are owned directly or indirectly by the Company.


                                                            State or
                                                        jurisdiction of
                                                       incorporation or
       Name                                               organization
PaineWebber Incorporated                                  Delaware

Correspondent Services Corporation                        Delaware

Mitchell Hutchins Asset Management Inc.                   Delaware

Paine Webber Real Estate Securities Inc.                  Delaware

PaineWebber Capital Inc.                                  Delaware

PW Trust Company                                          New Jersey

PaineWebber Services Incorporated                         Delaware

PaineWebber  Life Insurance Company                       California

PaineWebber International (U.K.) Ltd.                     United Kingdom

PaineWebber Asia Ltd.                                     Hong Kong

PaineWebber Incorporated of Puerto Rico                   Puerto Rico